Exhibit 99.1

SOUTHWEST CASINO CORPORATION 50% JOINT VENTURE LICENSE

TO BUILD RACETRACK IN MINNESOTA UPHELD

MINNEAPOLIS, MN – March 29, 2006 – Southwest Casino Corporation (OTCBB: SWCC) announced that on March 28, 2006 the Minnesota Court of Appeals upheld the decision of the Minnesota Racing Commission to grant North Metro Harness Initiative, LLC licenses to develop a harness racetrack and card room in Columbus Township, Anoka County, Minnesota. Southwest Casino Corporation owns a 50% membership interest in North Metro. MTR-Harness, Inc., a subsidiary of MTR Gaming Group, Inc. (Nasdaq: MNTG) also owns a 50% membership interest. The Court of Appeals decision may be appealed to the Minnesota Supreme Court. A second lawsuit challenging the validity of the North Metro licenses remains pending.

The Minnesota Racing Commission voted to grant the licenses to North Metro in January of 2005, but an anti-gambling citizens group opposed to the development filed two lawsuits against the Commission in attempts to overturn the licenses and block the project. Yesterday’s Court of Appeals decision affirms the decision of the Minnesota Racing Commission to grant racing licenses to North Metro. This decision could be appealed to the Minnesota Supreme Court, which would then have discretion to decide whether to hear the case. The second lawsuit was previously dismissed by a Ramsey County District Court and the citizens group has appealed that decision. Oral argument in that appeal is scheduled for April 20, 2006.

Regarding yesterday’s Court of Appeals decision, Jim Druck, CEO of Southwest Casino Corporation said “We’re delighted. The court’s decision confirms what we always believed: the issuance of the licenses to North Metro was proper, valid and appropriate. While we still have legal hurdles to clear, we are pleased to be one step closer to starting construction.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities in various markets across the United States. Southwest currently owns and operates three casinos in Cripple Creek, Colorado. Southwest also provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release contains forward-looking statements, including statements regarding Southwest’s beliefs about Southwest’s and North Metro Harness Initiative, LLC’s business prospects. These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially. Those risks include but are not limited to project delays or termination caused by legal challenges raised by the project’s opponents; zoning, feasibility studies, unforeseen engineering, environmental, or geological problems; work stoppages, weather interference, construction delays and other risks associated with building a racing operation; regulatory approval of a card club plan of operation; and other factors described in Southwest’s periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	James B. Druck
Chief Executive Officer
Southwest Casino Corporation
Telephone: 952-853-9990